Exhibit 99.1

American Lorain Announces $12 Million Private Placement

JUNAN COUNTY, China, October 29 -- American Lorain Corporation, an international processed foods company based in Shandong Province, People’s Republic of China, announced today that it has agreed to sell approximately 5 million shares of its Common Stock at a price of $2.40 per share (approximately $12 million in the aggregate) to several accredited investors in a private placement transaction. The transaction will include Series A warrants to purchase approximately 1.7 million additional shares of common stock at an exercise price of $3.70 per share. The Series A warrants will be exercisable six months after the closing of the transaction, and have a term of five years thereafter. In addition, the transaction will include Series B warrants to purchase approximately 500,000 additional shares of common stock at an exercise price of $3.70 per share. The Series B warrants will be exercisable six months after the closing of the transaction, and have a term of thirty months thereafter. The Company has agreed to register the shares and warrant shares for resale.

Si Chen, Chairman and Chief Executive Officer of American Lorain, stated: "I am very pleased with our ability to acquire this type of equity financing given the nature of the tight global markets. It speaks well of how the investment community views American Lorain."

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc.

(Nasdaq: RODM), acted as the lead placement agent for the transaction and FT Global, Inc. acted as the co-lead placement agent for the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

ABOUT AMERICAN LORAIN CORPORATION

American Lorain Corporation is a Delaware corporation that develops, manufactures and sells various food products. The Company’s products include chestnut products; convenience foods products (including ready-to-cook foods, ready-to-eat foods, and meals-ready-to-eat); and frozen, canned and bulk foods products. The company currently sells over 234 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For more information about American Lorain, please visit our website at http://www.americanlorain.com.

SAFE HARBOR DISCLOSURE NOTICE

The information contained in this press release and the attachments is as of October 28, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This press release may contain forward-looking information about the Company. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.